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                                                                    Exhibit 23.1


                         Independent Auditors' Consent


The Board of Directors
Raining Data Corporation



We consent to the incorporation by reference in the registration statements (Nos. 333-75202, 333-50996, 333-33672, 333-64027, 333-38449, 33-81008,
33-65538, 33-46166 and 33-32677) on Forms S-8 of Raining Data Corporation of our report dated March 20, 2002, with respect to the consolidated balance sheets of Raining Data Corporation and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended March 31, 2001, which report appears in the March 31, 2001, annual report on Form 10-KSB/A of Raining Data Corporation.



/s/ KPMG LLP



Costa Mesa, California
March 20, 2002